Exhibit 10.9

DEFERRED RETIREMENT COMPENSATION AGREEMENT

This Deferred Retirement Compensation Agreement (the “Agreement”) is entered into as of the 12th day of September, 2012, by and between Mack-Cali Realty Corporation (the “Company”) and Roger W. Thomas (the “Executive”).

WHEREAS, the Executive has served the Company for many years as its Executive Vice President, General Counsel and Secretary without any Company-provided retirement benefit; and

WHEREAS, the Company desires to reward the Executive for his past service to the Company and encourage and incentivize the Executive to contribute to the long-term success of the Company; and

WHEREAS, the Company has adopted the Mack-Cali Realty Corporation 2004 Incentive Stock Plan which authorizes the Company to issue phantom stock units, consisting of contractual rights to receive the value of shares of Stock in the future;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive hereby agree as follows:

1.                                       Definitions.

“Change in Control” shall have the meaning set forth in the Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Executive Compensation and Option Committee of the Board of Directors of the Company.

“Contribution Date” means January 1 of each year from January 1, 2013, through and including January 1, 2017.

“Deferred Compensation Amount” means an amount equal to (x) the Stock Price on the Trigger Date, multiplied by (y) the number of Stock Units credited to the Account as of the Trigger Date that have vested in accordance with Section 3.

“Employment Agreement” means the Amended and Restated Employment Agreement, dated as of July 1, 1999, by and between the Company and the Executive, as amended by the letter agreement dated December 9, 2008, and as such agreement may be subsequently amended from time to time, or any new employment agreement entered into by the parties in substitution for such agreement.

“Equity Plan” means the Mack-Cali Realty Corporation 2004 Incentive Stock Plan, or any plan subsequently adopted by the Company authorizing the issuance of Stock Units, or similar rights as contemplated herein.

“Fair Market Value” per share of Stock as of a particular date means (i) if shares of Stock are then listed on the New York Stock Exchange, the closing market price of the Stock as reported on the Consolidated Tape of the New York Stock Exchange for such date, (ii) if shares of Stock are then listed on any other national securities exchange, the closing sales price per share of Stock on the exchange for the last preceding date on which there was a sale of shares of Stock on such exchange, as determined by the Committee, (iii) if shares of Stock are not then listed on a national securities exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market, as determined by the Committee, or (iv) if shares of Stock are not then listed on a national securities exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Stock are so listed or traded, the Committee may make such discretionary determinations where the shares of Stock have not been traded for ten (10) trading days.

“Initial Contribution Date” means January 1, 2013.

“Stock Units” means the right to receive the value of one share of Stock in accordance with the terms of this Agreement.  The Stock Units shall be issued pursuant to the Equity Plan, and constitute “phantom stock units” as defined in the Equity Plan.  The terms of the Equity Plan are incorporated herein, provided that in the event of any conflict between the terms of the Equity Plan and this Agreement, the terms of this Agreement shall control to the maximum extent permitted by applicable law.

“Stock” means the common stock of the Company, par value $.01 per share, or any other common stock of the Company, or any successor to the Company, into which such common stock shall be converted by merger, recapitalization, or similar transaction.

“Stock Price” means, as of a particular date, the Fair Market Value of one share of Stock on such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if such date is the date upon which a Change in Control that consists of a purchase of all or substantially all of the stock or assets of the Company or merger of the Company with an unaffiliated party, the Stock Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Change in Control for one share of Stock.  Notwithstanding the foregoing, the Stock Price on the Initial Contribution Date shall be equal to $30.00 per share.

“Trigger Date” means the earliest of (a) the termination of the Executive’s employment with the Company for any reason, (b) the Executive’s death, and (c) the effective date of a Change in Control.

2.                                       Deferred Compensation Account. The Company shall establish and maintain an individual bookkeeping account (the “Account”) to record all amounts credited to the Executive pursuant to this Agreement.  On the Initial Contribution Date and on each subsequent Contribution Date that occurs on or before the Trigger Date, the Company shall credit to the Account a number of Stock Units, calculated to the nearest one-thousandth of a Stock Unit, determined by dividing the amount of $100,000 (the “Annual Contribution Amount”) by the Stock Price on the Contribution Date.  After the occurrence of the Trigger Date, no additional amounts shall be credited to the Account, except as otherwise provided in Sections 3 and 5.

3.                                       Vesting of Stock Units. The Executive shall become fully vested with respect to Stock Units credited to the Account on December 31 of the year in which such Stock Units are credited, subject in each case to the Executive’s continued employment through each applicable vesting date.  In the event that, during a year that includes a Contribution Date, the Executive’s employment is terminated by reason of death or Disability, without Cause or for Good Reason, as all such terms are defined in the Employment Agreement, or that a Change in Control occurs and the Executive is employed through the date of the Change in Control (in either case, an “Accelerated Vesting Event”), the Stock Units contributed during such year shall fully vest.  In addition, if an Accelerated Vesting Event occurs prior to the last Contribution Date, the Executive shall be paid an amount (the “Cash Amount”) equal to the Annual Contribution Amount multiplied by the number of remaining Contribution Dates.  The Cash Amount shall be paid to the Executive, in cash, on the Payment Date resulting from the Accelerated Vesting Event; provided that if the Payment Date is deferred pursuant to Section 4(i) or (ii), then, in lieu of payment of the Cash Amount, a number of additional Stock Units equal to the Cash Amount divided by the Stock Price on the date of the Accelerated Vesting Event shall be credited to the Account, which additional Stock Units shall be fully vested and paid in accordance with Section 4.  Upon the termination of the Executive’s employment with the Company for any reason other than an Accelerated Vesting Event, all Stock Units that have not vested shall thereupon, and with no further action, be forfeited by the Executive.

4.                                       Payment of Deferred Compensation Amount. The Company shall pay the Executive (or if applicable, the Executive’s beneficiary) the Deferred Compensation Amount in a lump-sum in cash on a date (the “Payment Date”) that is no later than 30 days following the Trigger Date; provided, however, that (i) if the Trigger Date is the Executive’s termination of employment and such termination of employment is not a “separation from service” within the meaning of Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h), or if the Trigger Date is the effective date of a Change in Control and the Change in Control is not a “change in control event” with respect to the Executive within the meaning of Section 409A of the Code, then in either such case the Account shall vest to the extent provided herein, but the Payment Date shall be deferred until not more than 30 days following the first to occur of (A) the Executive’s separation from service or a change in control event, as so defined, or (B) the Executive’s death, which shall constitute the new Trigger Date for purposes of Section 5 and (ii) if on a Trigger Date that results from the Executive’s separation from service (including a Trigger Date deferred pursuant to (i) above), the Executive is a “specified employee” within the meaning of Section 409A of the Code, the Payment Date shall be deferred until not more than 30 days after the earlier of the first day of the seventh month following the month that includes the separation from service, or the Executive’s death, which shall constitute the new Trigger Date for purposes of Section 5.

5.                                       Dividend Equivalent Rights. If the Company pays a cash dividend on the Stock and the record date for such cash dividend occurs on or after the Initial Contribution Date and on or prior to the Trigger Date, then the Executive’s Account shall be credited with a number of additional Stock Units, calculated to the nearest thousandth of a Stock Unit, determined by (i) multiplying (A) the number of Stock Units in the Account immediately prior to the record date by (B) the cash dividend per share declared by the Company, and (ii) dividing the product by the Stock Price on the date of payment of the dividend.  Any stock dividends declared by the Company on the Stock shall result in a proportionate increase in Units in the Executive’s Account as if the Executive held shares of Stock equal to the number of Stock Units in the Account.  To the extent that a portion of the Stock Units in the Executive’s Account are vested on the record date, the same percentage of additional Stock Units credited pursuant to this Section 5 shall be vested when credited, and the remaining additional Stock Units shall vest when the remaining Stock Units in the Account vest pursuant to Section 3.

6.                                       Termination. This Agreement shall automatically terminate and be of no further force and effect immediately following the payment of the Deferred Compensation Amount.

7.                                       Transferability. This Agreement is personal to the Executive, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.                                       Tax Withholding. All payments to the Executive hereunder shall be net of any minimum required Federal, state, and local tax withholding.  To the extent the balance in the Account is subject to tax prior to the Payment Date under the Federal Insurance Contributions Act or any tax withholding law, to the extent such minimum tax is not paid from other sources, the Company may reduce the balance in the Account by the number of Stock Units determined by dividing the amount of such minimum unpaid tax by the Stock Price on the date of payment.

9.                                       Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.                                 Source of Payments/Unfunded Status. The Agreement is intended to constitute an unfunded plan. Any amount due and payable to the Executive in respect of the Stock Units pursuant to the terms of this Agreement shall be paid solely from the general assets of the Company. The Executive (and his beneficiary, if applicable) shall not have any interest in any specific asset as a result of this Agreement or any right to payment under the Agreement. The Company shall not have any obligation to set aside any funds or shares of Stock for the purpose of making any benefit payments under this Agreement. Nothing contained herein shall give the

Executive (or his beneficiary, if applicable) any rights that are greater than those of a general unsecured creditor of the Company. No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, a plan asset, or a fiduciary relationship between the Company and the Executive (or his beneficiary, if applicable).

11.                                 Status under ERISA.  This agreement, and the comparable agreements being entered into by the Company with other senior executives, constitutes an employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and is intended by the parties to be an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management and highly compensated employees as defined in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and Department of Labor Regulations Section 2520.104-23.  To the extent required by ERISA, the Committee shall be the “administrator” of such plan as defined in Section 3(16)(A) of ERISA, and shall have all authority and responsibility of an administrator as so defined in the administration of the plan, including all the powers and authority it has in the administration of the Equity Plan as set forth in the Equity Plan.  In the event that any dispute arises between the Executive and the Company with respect to the Executive’s right to a benefit pursuant to this agreement, the Executive may submit a claim for such benefit, and the Committee shall process such claim, and any appeal by the Executive of a denial of such claim, in accordance with the requirements of Section 503 of ERISA and Department of Labor Regulations Section 2560.503-1.

12.                                 No Obligation to Continue Employment. The Company is not obligated by or as a result of this Agreement to continue the employment of Executive and this Agreement shall not interfere in any way with the right of the Company to terminate the employment of the Executive at any time.

13.                                 Notices.  Any notice to the Company hereunder shall be in writing addressed to the Company at its principal business office, which on the date of this Agreement is located at:

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837-2206

Attn:                    President and Chief Executive Officer

Any notice to the Executive hereunder shall be in writing addressed to the Executive at his address as set forth in the Company records or such other address as the Executive shall notify the Company of in writing.

14.                                 Changes in Stock. If (i) the Company or its subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its subsidiaries, or any distribution to holders of Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of this Agreement, then the Committee shall take any such action as shall be necessary to maintain the Executive’s rights hereunder so that they are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in (A) the number of Stock Units credited to the Account and (B) the Deferred Compensation Amount.

15.                                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.                                 Entire Agreement; Effect of Employment Agreement.  This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default hereunder.  In the event the Employment Agreement contains additional rights, duties and/or obligations with respect to the Executive, such terms and conditions shall govern the Executive’s Account as if such terms and conditions had been set forth herein; and in the event of any conflict or inconsistency between the terms of the Employment Agreement or this Agreement, the terms and conditions of the Employment Agreement shall control.

17.                                 Construction.  The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

18.                                 Governing Law.  This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey, to the extent such laws are not pre-empted by ERISA.

19.                                 Successors.  This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement to be effective on the date first above written.

MACK-CALI REALTY CORPORATION

By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and
Chief Executive Officer

EXECUTIVE

/s/ Roger W. Thomas
Roger W. Thomas